Exhibit 99.1

American Shared Hospital Services Reports Second Quarter 2021 Financial Results

Q2 Revenue Increases 12%, Gross Margin Increases 77%

SAN FRANCISCO, CA, August 12, 2021 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the second quarter of 2021, ended June 30, 2021.

Second Quarter 2021 Financial Highlights

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Total revenue in the second quarter was $4,476,000, an increase of 12.2% from the comparable period in 2020. Proton therapy revenue of $1,549,000 increased 10.6% from the second quarter of 2020 due to higher average reimbursement per fraction. Gamma Knife revenue of $2,927,000 increased 13.0% compared to the second quarter of 2020 due to higher volumes and higher average reimbursement per treatment at the Company’s retail sites.

●	Total proton therapy fractions in the second quarter decreased 17.9% to 1,109 compared to the second quarter of 2020. The decrease reflects the lingering impact of the COVID-19 pandemic.

●

Gamma Knife procedures increased by 7.4% to 376 for the second quarter of 2021. Gamma Knife volumes for centers in operation increased 18.4% from Gamma Knife volumes for those same centers during the same period of the prior year.

●	Operating income for the second quarter of 2021 was $352,000 compared to an operating loss of $570,000 in the second quarter of 2020, a positive swing of $922,000.

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Net loss in the second quarter was $87,000 compared to a net loss of $483,000 for the second quarter of 2020. The net loss in the current period includes a pretax loss of $401,000 from the extinguishment of debt that was announced in April 2021. The net effect of this extinguishment of debt after minority interest and income taxes, was a net charge of $244,000. Net income excluding the net charge of $244,000 was $157,000, or $0.03 per diluted share.

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On April 9, 2021, the Company refinanced the majority of its existing debt and finance lease portfolio at a lower effective interest rate compared to the Company's historic portfolio rate and entered into a credit agreement for a $7.0 million revolving line of credit which will be used to increase the Company’s flexibility in negotiating future projects.

Ray Stachowiak, Chief Executive Officer, commented, “AMS’ second quarter reflects an ongoing rebound from the second quarter of 2020 which was the deepest pandemic-impacted quarter of last year. The second quarter also benefited from the positive impact from the yearend balance sheet restructuring and the debt refinancing that we completed in April 2021. These actions changed the financial profile of the company and have put AMS firmly on the path of reaching sustained profitability while preserving our now substantial financial resources, including $8.4 million in cash, for future business opportunities with our expanded radiation therapy equipment offerings.”

“In the second quarter, total revenue increased 12% year-over-year, with growth from both Gamma Knife and proton therapy due to higher reimbursement and higher Gamma Knife procedures. Our Gamma Knife Centers in Ecuador and Peru were also good contributors in the quarter. Proton therapy fractions continue to lag from the lingering impact of the pandemic. The gross margin increased 77% to $1.6 million, primarily due to a 24% decrease in depreciation and amortization which more than offset smaller increases in other operating costs. The gross margin percentage snapped back to 35.9% compared to 22.7%. A 38% decrease in interest expense, a result of the refinancing, and a 10% decrease in selling and administrative expenses, both contributed to the $922,000 positive swing in operating income to $352,000.”

“This is the second consecutive quarter of net income growth. We reported net income of $29,000 in the first quarter, which increased to $157,000 in the second quarter (after the net effect of the extinguishment of debt). Our operating results have improved from the actions that we’ve taken over the last several quarters,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended June 30, 2021

For the three months ended June 30, 2021, revenue increased 12.2% to $4,476,000 compared to revenue of $3,991,000 for the second quarter of 2020.

Second quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 10.6% to $1,549,000 compared to revenue for the second quarter of 2020 of $1,401,000 due to higher average reimbursement per fraction. Total proton therapy fractions in the second quarter were 1,109, a decrease of 17.9% compared to 1,351 proton therapy fractions in the second quarter of 2020 primarily due to the continued impact from the COVID-19 pandemic.

Revenue for the Company's Gamma Knife operations increased 13.0% to $2,927,000 for the second quarter of 2021 compared to $2,590,000 for the second quarter of 2020. The increase was due to higher volumes as well as higher average reimbursement per treatment. The higher average reimbursement was in part due to the Q4 2020 expiration of a contract that was reimbursed at a lower rate combined with an increase in the average at the Company’s retail sites. Gamma Knife procedures increased by 7.4% to 376 for the second quarter of 2021 from 350 in the same period of the prior year primarily due to the acquisition of Gamma Knife Center Ecuador (GKCE) in June 2020 offset by the expiration of one contract in the fourth quarter of 2020 and another contract in the first quarter of 2021. Gamma Knife volumes for centers in operation increased 18.4% from Gamma Knife volumes for those same centers during the same period of the prior year.

Gross margin for the second quarter of 2021 increased 77.2% to $1,607,000, or 35.9% of revenue, compared to gross margin of $907,000, or 22.7% of revenue, for the second quarter of 2020.  The increase was primarily due to a 24% decrease in depreciation and amortization which more than offset smaller increases in other operating costs. The decrease in depreciation and amortization was due to the expiration of one contract in the fourth quarter of 2020 and another contract in the first quarter of 2021. In addition, the Company determined some of its Gamma Knife equipment was impaired as of December, 31, 2020 and the related equipment values were written off for the year ended. Therefore, there was no depreciation expense incurred on this equipment for the three-month period ended June 30, 2021.

Selling and administrative costs decreased by 9.9% to $1,090,000 for the three-month period compared to $1,210,000 for the same period in the prior year due to the absence of legal and accounting fees, and tax, legal and other consulting fees related the Company’s acquisition of GKCE that were incurred in the prior period. Interest expense decreased 38% to $165,000 compared to $267,000 for the same period in the prior year. On April 9, 2021, the Company refinanced the majority of its existing debt and finance lease portfolio at a lower effective interest rate compared to the Company's historic portfolio rate, reducing interest expense.

Operating income for the second quarter of 2021 was $352,000 compared to an operating loss of $570,000 in the second quarter of 2020, a positive swing of $922,000.

Net loss in the second quarter was $87,000, or $(0.01) per diluted share, compared to a net loss of $483,000, or $(0.08) per diluted share, for the second quarter of 2020. The net loss in the current period includes a pretax loss of $401,000 from the extinguishment of debt that was announced in April 2021. The net effect of this extinguishment of debt, after minority interest and taxes, was a net charge of $244,000. Net income excluding the net charge of $244,000 was $157,000, or $0.03 per diluted share. Fully diluted weighted average common shares outstanding were 5,802,000 and 6,077,000 for the second quarter of 2021 and 2020, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,829,000 for the second quarter of 2021, compared to $1,437,000 for the second quarter of 2020. The increase was primarily due to the increase in revenue.

Financial Results for the Six Months Ended June 30, 2021

For the six months ended June 30, 2021, revenue increased 3.3% to $8,840,000 compared to revenue of $8,559,000 for the first six months of 2020. Gamma Knife revenue increased 6.1% to $5,819,000 for the first half of 2021 compared to $5,482,000 for the first half of 2020. The number of Gamma Knife procedures in the first six months of 2021 was 731, a modest increase of 0.7% compared to 726 Gamma Knife procedures in the comparable period of 2020. Proton therapy revenue was essentially even at $3,080,000 for the first half of 2021 compared to $3,077,000 for the first half of 2020. Total proton therapy fractions in the first six months of 2021 were 2,340, a decrease of 22.7% compared to 3,027 proton therapy fractions in the comparable period of 2020.

Net loss for the first six months of 2021 was $58,000, or $(0.01) per diluted share, compared to a net loss of $618,000, or $(0.10) per diluted share, for the first six months of 2020. The 2021 period includes a pretax loss on the extinguishment of debt of $401,000. Net income excluding the net charge of $244,000 was $186,000, or $0.03 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, was $3,462,000 for the first six months of 2021, compared to $3,259,000 for the first six months of 2020.

Balance Sheet Highlights

At June 30, 2021, cash, cash equivalents, and restricted cash was $8,437,000, compared to $4,325,000 at December 31, 2020.  Shareholders' equity at June 30, 2021 was $23,714,000, or $4.04 per outstanding share.  This compares to shareholders' equity at December 31, 2020 of $23,650,000, or $4.08 per outstanding share.

Conference Call and Webcast Information

AMS has scheduled a conference call at 12:00 p.m. PST (3:00 p.m. EST) today. To participate, please call 1 (877) 317-6789 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 10159379, through August 19, 2021.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com .

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020, its quarterly report on Form 10-Q for the three months ended March 31, 2021, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2021.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income (loss) before income taxes, income (loss) from operations, net income (loss) attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our (loss) earnings before interest expense, income tax (benefit) expense, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization expense, stock-based compensation expense, loss on extinguishment of debt and acquisition transaction costs.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as loss on extinguishment of debt, acquisition transaction costs, and stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

American Shared Hospital Services
Statement of Operations

	Summary of Operations Data

	Three months ended June 30,		Six months ended June 30,

	2021	2020	2021	2020
Revenues	$4,476,000	$3,991,000	$8,840,000	$8,559,000
Costs of revenue	2,869,000	3,084,000	5,799,000	6,258,000
Gross margin	1,607,000	907,000	3,041,000	2,301,000
Selling & administrative expense	1,090,000	1,210,000	2,174,000	2,421,000
Interest expense	165,000	267,000	425,000	549,000
Operating income (loss)	352,000	(570,000)	442,000	(669,000)
(Loss) on extinguishment of debt	(401,000)	-	(401,000)	-
Other (loss) income	(2,000)	1,000	1,000	4,000
(Loss) income before income taxes	(51,000)	(569,000)	42,000	(665,000)
Income tax (benefit)	(24,000)	(130,000)	(18,000)	(158,000)
Net (loss) income	(27,000)	(439,000)	60,000	(507,000)
Less: Net (income) attributable to non-controlling interest	(60,000)	(44,000)	(118,000)	(111,000)
Net (loss) income attributable to American Shared Hospital Services	$(87,000)	$(483,000)	$(58,000)	$(618,000)

(Loss) income per common share:
Basic	$(0.01)	$(0.08)	$(0.01)	$(0.10)
Assuming dilution	$(0.01)	$(0.08)	$(0.01)	$(0.10)

	Balance Sheet Data

	6/30/2021	12/31/2020
Cash, cash equivalents and restricted cash	$8,437,000	$4,325,000
Current assets	$13,449,000	$10,850,000
Total assets	$44,983,000	$43,653,000

Current liabilities	$5,166,000	$12,380,000
Shareholders' equity	$23,714,000	$23,650,000

American Shared Hospital Services
Adjusted EBITDA
(Reconciliation of GAAP to Non-GAAP Adjusted Results)

	Q2	Q2	YTD	YTD
	2021	2020	2021	2020
Net (Loss) Income	$(87,000)	$(483,000)	$(58,000)	$(618,000)
Plus: Income Tax (Benefit)	(24,000)	(130,000)	(18,000)	(158,000)
Interest Expense	165,000	267,000	425,000	549,000
Depreciation and Amortization Expense	1,278,000	1,637,000	2,509,000	3,284,000
Stock-Based Compensation Expense	96,000	53,000	203,000	109,000
Loss on Extinguishment of Debt	401,000	-	401,000	-
Acquisition Transaction Costs	-	93,000	-	93,000
Adjusted EBITDA	$1,829,000	$1,437,000	$3,462,000	$3,259,000